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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2019

AXA Equitable Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38469	90-0226248
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

1290 Avenue of the Americas, New York, New York		10104
(Address of principal executive offices)		(Zip Code)

(212) 554-1234

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Contingent Funding Arrangement

On April 5, 2019 (the “Closing Date”), pursuant to separate Purchase Agreements among AXA Equitable Holdings, Inc. (the “Company”), Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers, and the Trusts (as defined herein), Pine Street Trust I, a Delaware statutory trust (the “2029 Trust”), completed the issuance and sale of 600,000 of its Pre-Capitalized Trust Securities redeemable February 15, 2029 (the “2029 P-Caps”) for an aggregate purchase price of $600,000,000 and Pine Street Trust II, a Delaware statutory trust (the “2049 Trust” and, together with the 2029 Trust, the “Trusts”), completed the issuance and sale of 400,000 of its Pre-Capitalized Trust Securities redeemable February 15, 2049 (the “2049 P-Caps” and, together with the 2029 P-Caps, the “P-Caps”) for an aggregate purchase price of $400,000,000 in private placements pursuant to Rule 144A under the Securities Act of 1933, as amended, as a contingent funding arrangement that gives the Company the right at any time over a ten-year or thirty-year period to issue senior notes, at its election, as described below. The P-Caps do not carry registration rights and may be held only by qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, that are also “qualified purchasers” for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended. The Trusts each invested the proceeds from the sale of their P-Caps in separate portfolios of principal and/or interest strips of U.S. Treasury securities (the “Eligible Assets”).

On the Closing Date, the Company entered into separate facility agreements (each, a “Facility Agreement”) with each Trust and The Bank of New York Mellon, as notes trustee. Each Trust’s Facility Agreement provides that the applicable Trust will grant the Company the right to require it to purchase, on one or more occasions, from the Company (the “Issuance Right”) senior notes in an aggregate principal amount at any one time outstanding and held by such Trust, in the case of the 2029 Trust, of up to $600,000,000 aggregate principal amount of the Company’s 4.572% Senior Notes due 2029 (the “2029 Senior Notes”) and, in the case of the 2049 Trust, of up to $400,000,000 aggregate principal amount of the Company’s 5.568% Senior Notes due 2049 (the “2049 Senior Notes” and, together with the 2029 Senior Notes, the “Senior Notes”). The Company will agree to pay to the 2029 Trust a semi-annual facility fee calculated at a rate of 2.125% per annum, and to the 2049 Trust a semi-annual facility fee calculated at a rate of 2.715% per annum, applied to the unexercised portion of the applicable Issuance Right. On the Closing Date, the Company also entered into separate trust expense reimbursement agreements with each Trust, pursuant to which the Company agreed to reimburse the Trusts for their expenses in connection with the transaction, including trustees’ fees.

Each Issuance Right will be exercised automatically in full if (1) the Company fails to pay any facility fee under the applicable Facility Agreement when due or any amount due and owing under the applicable trust expense reimbursement agreement or fails to purchase and pay for any Eligible Assets that are due and not paid on their payment date, and such failure is not cured within 30 days, or (2) upon certain bankruptcy events involving the Company. The Company will be required to exercise each Issuance Right in full if (1) it reasonably believes that its consolidated stockholders’ equity, determined in accordance with U.S. GAAP, but excluding accumulated other comprehensive income (or loss) and equity of non-controlling interests attributable thereto, has fallen below $3 billion, which amount may be adjusted from time to time upon the occurrence of certain specified events, (2) an event of default under the indenture that governs the Senior Notes has occurred or would have occurred had the Senior Notes been outstanding, or (3) certain events relating to each Trust’s status as an “investment company” under the Investment Company Act of 1940, as amended, have occurred. In addition, at any time following exercise of the Issuance Right in whole or in part, other than upon an automatic exercise or a required exercise as described in this paragraph, the Company will have the right to repurchase any or all of the Senior Notes then held by each Trust in exchange for Eligible Assets that entitle such Trust to receive payments of principal and interest in the same amounts as such Trust would have received on the Eligible Assets that it delivered to the Company upon the exercise of the Issuance Right in respect of the Senior Notes to be so repurchased.

The Company has the right to redeem, at its option, the Senior Notes issued to either Trust at any time in whole or in part and, in lieu of issuing and selling Senior Notes to a Trust pursuant to any voluntary exercise of the Issuance Right, may elect to deliver a cash amount equal to the redemption price in exchange for a corresponding portion of Eligible Assets. The redemption price of the Senior Notes being redeemed will equal the principal amount of such Senior Notes or, if greater, a make-whole redemption price, in each case plus accrued and unpaid interest to, but excluding, the date of redemption. Each Trust will apply the redemption proceeds and such payments to redeem P-Caps having an initial purchase price equal to the principal amount of such Senior Notes on the redemption or payment date. The P-Caps will be redeemed, in the case of the 2029 Trust, on February 15, 2029 and, in the case of the 2049 Trust, on February 15, 2049 or earlier upon an early redemption of the applicable Senior Notes. Each Trust will terminate upon the redemption of all its outstanding P-Caps or the earlier occurrence of certain other events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXA EQUITABLE HOLDINGS, INC.

Date: April 8, 2019	By:	/s/ Ralph Petruzzo
	Name:	Ralph Petruzzo
	Title:	Vice President and Associate General Counsel